CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


We consent to the references to our firm under the captions "Financial Highlights" in the Class A, B and C
Shares Prospectuses (Equity Funds, Income Funds and Money
Market Funds), the Class K Shares Prospectus and the Class
Y Shares Prospectus and "Independent Auditors" and
"Financial Statements" in the combined Munder Funds Trust
(the "Trust") and Munder Funds, Inc. (the "Company")
Statement of Additional Information in Post-Effective
Amendment No. 23 and No. 20 of the Trust and the Company, respectively, to Registration Statement (Form N-1A, No.
33-30913 and 33-54748 for the Trust and the Company, respectively ) dated October 28, 1996.

We also consent to the incorporation by reference therein of our report dated August 8, 1996, with respect to the financial statements and financial highlights of the Munder Funds in this Form N-1A.




ERNST & YOUNG LLP
Ernst & Yound LLP


Boston, Massachusetts
October 24, 1996